Exhibit 99.1

Newmont Achieves 2022 Guidance; Provides Stable 2023 and Improving Longer-Term Outlook; Declares $0.40 Fourth Quarter Dividend

DENVER--(BUSINESS WIRE)--February 23, 2023--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced fourth quarter and full year 2022 results, as well as its 2023 and longer-term outlook.

Achieved 2022 Guidance, Safely Delivered on our Commitments

  Produced 6.0 million gold ounces and 1.3 million gold equivalent ounces from copper, silver, lead and zinc; achieved original production guidance range set in December 2021
  Gold all-in sustaining costs* were $1,211 per ounce, in-line with updated guidance range despite global cost pressures throughout the year
  Generated $1.1 billion in free cash flow* after $2.7 billion of meaningful reinvestment into the business to advance our most profitable near-term projects
  Safely delivered on our commitments and remained focused on fatality risk management; recognized as the Top Miner in the 2022 Dow Jones Sustainability Index for our unwavering commitment to leading ESG practices

Announced 2023 and Longer-Term Outlook; Underpinned by Strong Gold Production and Improving Costs**

  As previously signaled, 2023 production guidance is expected to be between 5.7 and 6.3 million gold ounces; steadily improves longer-term, driven by strong production from world-class assets and an unmatched project pipeline
  Gold all-in sustaining costs* are expected to be between $1,150 and $1,250 per ounce in 2023; incorporates an additional 3% of cost inflation compared to 2022, which is expected to be largely offset by Full Potential cost efficiencies
  Sustaining capital spend of $1.0 to $1.2 billion in 2023; remaining steady across the five-year period
  Development capital spend of $1.2 to $1.4 billion in 2023; meaningful reinvestment to strengthen our global portfolio

2023 Dividend Payout Range Established Within Industry-Leading Framework***

  Provides a sustainable base dividend of $1.00 per share; at base reserves price of $1,400 per ounce
  Incremental dividend payout of $0.40 to $0.80 per share; calibrated at $1,700 per ounce and incorporating free cash flow impacts from industry-wide inflationary pressures and a period of meaningful reinvestment
  Annualized dividend payout range of $1.40 to $1.80 per share***; subject to quarterly approval by Board of Directors
  Declared fourth quarter 2022 dividend of $0.40 per share****; set at the midpoint of the 2023 dividend payout range

"Newmont safely delivered on our commitments in 2022 and finished the year from a position of strength, meeting our full year production guidance and generating $4.6 billion in adjusted EBITDA and $1.1 billion in free cash flow. As we look ahead to 2023 and beyond, we expect to steadily increase production and improve costs from our balanced, global portfolio of world-class assets and robust project pipeline. We remain committed to our disciplined and balanced approach to capital allocation, allowing us to maintain an investment-grade balance sheet while steadily reinvesting in the business and providing superior returns to shareholders through our industry-leading dividend framework. With more than 100 years of history and experience, Newmont is well-positioned to continue safely delivering industry-leading results, while remaining grounded in our values and driven by our purpose to create value and improve lives through sustainable and responsible mining."

- Tom Palmer, President and Chief Executive Officer

*Non-GAAP metrics; see reconciliations at the end of this release.
**See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.

***Expectations regarding 2023 dividend levels are forward-looking statements. The dividend framework is non-binding, and an annualized dividend has not been declared by the Board. The declaration and payment of future quarterly dividends remains at the discretion of the Board of Directors and will depend on the Company’s financial results, cash flow and cash requirements, future prospects, and other factors deemed relevant by the Board. See cautionary statement at the end of this release.

****The dividend of $0.40 per share of common stock for the fourth quarter of 2022 is payable on March 23, 2023 to holders of record at the close of business on March 9, 2023.

Newmont Delivers Strong Fourth Quarter Performance; Achieves Full-Year 2022 Guidance

	Q4'22	Q3'22	Q4'21	FY'22	FY'21
Average realized gold price ($ per ounce)	$1,758	$1,691	$1,798	$1,792	$1,788
Attributable gold production (million ounces)	1.63	1.49	1.62	5.96	5.97
Gold costs applicable to sales (CAS) ($ per ounce)	$940	$968	$802	$933	$785
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,215	$1,271	$1,056	$1,211	$1,062
GAAP net (loss) income from continuing operations ($ millions)	$(1,488)	$218	$(61)	$(459)	$1,109
Adjusted net income ($ millions)	$348	$212	$624	$1,468	$2,371
Adjusted net income per share ($/diluted share)	$0.44	$0.27	$0.78	$1.85	$2.96
Adjusted EBITDA ($ millions)	$1,161	$850	$1,599	$4,550	$5,963
Cash flow from continuing operations ($ millions)	$1,010	$466	$1,299	$3,198	$4,266
Capital expenditures ($ millions)	$646	$529	$441	$2,131	$1,653
Free cash flow ($ millions)	$364	$(63)	$858	$1,067	$2,613

FOURTH QUARTER AND FULL YEAR 2022 HIGHLIGHTS

  Achieved original production guidance range set in December 2021; produced 1.63 million attributable gold ounces and 296 thousand attributable gold equivalent ounces (GEO) of co-products in the fourth quarter, for a total of 6.0 million attributable gold ounces and 1.3 million attributable co-product GEOs in 2022
  Reported fourth quarter gold Costs Applicable to Sales (CAS)* of $940 per ounce and All-In Sustaining Costs (AISC)* of $1,215; full year CAS of $933 per ounce and AISC of $1,211 per ounce are in line with updated guidance amidst industry-wide cost pressures
  Generated $1.0 billion of cash from continuing operations and $364 million of Free Cash Flow in the fourth quarter, for a full-year total of $3.2 billion and $1.1 billion, respectively*
  Ended the year with $2.9 billion of consolidated cash, $829 million of short-term time deposits and $6.7 billion of liquidity; reported net debt to adjusted EBITDA ratio of 0.5x*
  Reported Adjusted Net Income (ANI)* of $0.44 per share and Adjusted EBITDA* of $1.2 billion for the fourth quarter, for a full-year total of $1.85 per share and $4.6 billion, respectively
  Returned $1.7 billion to shareholders in 2022
  Reported increased reserves of 96 million gold ounces and resources of 111 million gold ounces**; significant upside to other metals, including copper, silver, lead and zinc
  Advanced profitable near-term projects, including Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1
  Safely delivered on our commitments and remained focused on fatality risk management; recognized as the Top Miner in the 2022 Dow Jones Sustainability Index for our unwavering commitment to leading ESG practices
*Non-GAAP metrics; see reconciliations at the end of this release.

** Total resources presented includes Measured and Indicated resources of 75.3 million gold ounces and Inferred resources of 36.1 million gold ounces. See cautionary statement at the end of this release.

FOURTH QUARTER 2022 ADJUSTED NET INCOME

In the fourth quarter of 2022, Newmont reported Adjusted Net Income of $348 million or $0.44 per share due to higher sales volumes and higher realized gold prices compared to the third quarter. Significant non-cash accounting charges were adjusted out of the Company's earnings, compared to GAAP Net Loss from Continuing Operations of $(1.5) billion, primarily related to impairment charges of $1.3 billion and reclamation charges of $700 million recorded at year end in conjunction with the Company's annual review.

  $511 million impairment of long-lived assets at CC&V; primarily due to the decision to transition to a leach-only operation, resulting in lower future production and reduced future cash flows from the site
  $459 million impairment of the full goodwill balance at Cerro Negro; primarily due to lower discounted cash flows from an increase in the country specific discount rate, reflective of current macroeconomic risk and uncertainty in Argentina
  $341 million impairment of the full goodwill balance at Porcupine; primarily due to lower discounted cash flows from higher costs driven by inflationary pressures and the expansion of the active tailings storage facility, ensuring compliance with the Global Industry Standard on Tailings Management (GISTM)
  $529 million reclamation adjustment at Yanacocha; primarily due to updated capital costs for construction of the two water treatment plants due to updated design considerations, recent inflation and supply chain disruption impacts on the estimated construction costs and higher post-closure management costs
  $91 million reclamation adjustment at Porcupine; primarily due to higher water management and other closure costs due to inflationary pressures

The site-specific goodwill amounts originated from the Goldcorp purchase price allocation four years ago, which was based on best estimates of each site's value and country-risk assumptions at that time. Non-cash accounting charges have been adjusted out of the Company's earnings metrics for the fourth quarter and full year.

FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL AND PRODUCTION SUMMARY

Attributable gold production1 for the year remained flat at 5,956 thousand ounces compared to the prior year.

Attributable gold production for the fourth quarter remained flat at 1,630 thousand ounces compared to the prior year quarter.

Gold CAS totaled $5.4 billion for the year. Gold CAS per ounce2 increased 19 percent to $933 per ounce compared to the prior year, primarily due to higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and higher input commodity prices, notably fuel and energy costs. In addition, costs were impacted by inventory write-downs at Nevada Gold Mines, Yanacocha, CC&V and Akyem, lower by-product credits, the Peñasquito Profit-Sharing Agreement entered into in 2022 and lower gold sales volumes.

Gold CAS increased 17 percent to $1.5 billion from the prior year quarter. Gold CAS per ounce increased 17 percent to $940 per ounce compared to the prior year quarter, primarily due to higher direct operating costs as a result of inflationary pressures and higher third party royalties.

Gold AISC per ounce3 increased 14 percent to $1,211 per ounce compared to the prior year, primarily due to higher CAS per ounce and higher sustaining capital spend.

Gold AISC per ounce increased 15 percent to $1,215 per ounce compared to the prior year quarter, primarily due to higher CAS per ounce and higher sustaining capital spend.

Attributable GEO production from other metals for the year remained largely flat at 1,275 thousand ounces compared to the prior year.

Attributable GEO production from other metals for the quarter decreased 7 percent to 296 thousand ounces from the prior year quarter primarily due to lower co-product grades mined at Peñasquito, partially offset by higher copper grade mined at Boddington.

CAS from other metals totaled $1.0 billion for the year. CAS per GEO2 increased 28 percent to $819 per ounce from the prior year, primarily due to higher direct operating costs as a result of inflationary pressures, as well as the Peñasquito Profit-Sharing Agreement entered into in 2022.

CAS from other metals totaled $267 million for the quarter. CAS per GEO increased 16 percent to $857 per ounce from the prior year quarter, primarily due to higher direct operating costs as a result of inflationary pressures and higher allocation of costs to co-product metals, partially offset by favorable inventory changes.

AISC per GEO3 for the year increased 24 percent to $1,114 per ounce from the prior year primarily due to higher CAS from other metals, higher treatment and refining costs, and higher sustaining capital spend.

AISC per GEO for the quarter increased 16 percent to $1,166 per ounce from the prior year quarter primarily due to higher CAS from other metals, higher treatment and refining costs, and higher sustaining capital spend.

Average realized gold price for the year increased $4 per ounce to $1,792 per ounce compared to the prior year, including $1,800 per ounce of gross price received and $8 per ounce reductions for treatment and refining charges.

Average realized gold price for the quarter decreased $40 per ounce to $1,758 per ounce compared to the prior year quarter, including $1,751 per ounce of gross price received, the favorable impact of $12 per ounce mark-to-market on provisionally-priced sales and $5 per ounce reductions for treatment and refining charges.

Revenue for the year remained largely flat at $11.9 billion compared to the prior year.

Revenue for the quarter decreased 6 percent to $3.2 billion compared to the prior year quarter, primarily due to lower realized gold prices.

Net loss from continuing operations attributable to Newmont stockholders for the year was $(0.5) billion or $(0.58) per diluted share, a decrease of $1.6 billion from the prior year primarily due to the impairment of goodwill at Cerro Negro of $459 million and Porcupine of $341 million, impairment of long-lived assets at CC&V of $511 million, higher CAS predominately resulting from cost inflation impacts and lower sales volumes for all metals except copper. These decreases were partially offset by lower reclamation and remediation expense resulting from adjustments mainly related to non-operating Yanacocha sites, lower income tax expense and the loss on assets held for sale in 2021 related to the Conga mill assets.

Net loss from continuing operations attributable to Newmont stockholders for the quarter was $(1.5) billion or $(1.87) per diluted share, a decrease of $1.4 billion from the prior year quarter primarily due to the impairment charges recorded in the fourth quarter and higher CAS predominately resulting from cost inflation impacts. These decreases were partially offset by lower reclamation and remediation expense resulting from adjustments mainly related to non-operating Yanacocha sites, and lower income and mining tax expense.

Adjusted net income4 for the year was $1.5 billion or $1.85 per diluted share, compared to $2.4 billion or $2.96 per diluted share in the prior year. Primary adjustments to 2022 net income include total impairment charges of $1.3 billion, reclamation and remediation adjustments primarily related to non-operating Yanacocha and Porcupine sites of $713 million and a pension settlement charge of $137 million.

Adjusted net income for the quarter was $348 million or $0.44 per diluted share, compared to $624 million or $0.78 per diluted share in the prior year quarter. Primary adjustments to fourth quarter net income include total impairment charges of $1.3 billion, reclamation and remediation adjustments of $700 million and a gain on asset and investment sales of $61 million primarily related to the sale of the investment in MARA.

Adjusted EBITDA5 for the year decreased 24 percent to $4.6 billion, compared to $6.0 billion for the prior year.

Adjusted EBITDA for the quarter decreased 27 percent to $1.2 billion for the quarter, compared to $1.6 billion for the prior year quarter.

Capital expenditures6 increased 29 percent to $2.1 billion for the full year and increased 46 percent to $646 million for the quarter, compared to prior year, primarily due to higher development capital spend during a period of meaningful reinvestment, as well as slightly higher sustaining capital. Development capital expenditures in 2022 primarily related to Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations decreased 25 percent to $3.2 billion for the full year compared to the prior year, primarily due to an increase in operating cash expenditures resulting from the impacts of inflation on input costs and lower consolidated sales volumes, as well as several payments made during the year, including a $95 million payment related to the Peñasquito profit-sharing agreement related to 2021 results, an $83 million payment related to the Ghanaian employment model change and a $39 million payment related to our strategic alliance with Caterpillar Inc.

Consolidated operating cash flow from continuing operations decreased 22 percent to $1.0 billion for the quarter compared to the prior year quarter, primarily due to an increase in operating cash expenditures resulting from the impacts of inflation on input costs, lower consolidated sales volumes and lower average realized metal prices for all metals except silver.

Free Cash Flow7 decreased to $1.1 billion for the full year and $0.4 billion for the quarter, compared to the prior year, primarily due to lower operating cash flow and higher capital expenditures.

Balance sheet and liquidity remained strong in 2022, ending the year with $2.9 billion of consolidated cash and $829 million of time deposits with a maturity of less than one year, with approximately $6.7 billion of total liquidity; reported net debt to adjusted EBITDA of 0.5x8.

Nevada Gold Mines (NGM) attributable gold production for the year was 1,169 thousand ounces, with CAS of $989 per ounce2 and AISC of $1,220 per ounce3. NGM attributable gold production for the quarter was 324 thousand ounces, with CAS of $934 per ounce and AISC of $1,186 per ounce. NGM EBITDA9 was $0.9 billion for the full year and $251 million for the quarter.

Pueblo Viejo (PV) attributable gold production was 285 thousand ounces for the year and 65 thousand ounces for the quarter. Cash distributions received from the Company's equity method investment of $165 million for the year and $27 million for the fourth quarter.

[1] Attributable gold production includes 285 thousand ounces and 65 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%) in 2022 and the fourth quarter, respectively.
[2] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6] Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[7] Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[8] Non-GAAP measure. See end of this release for reconciliation.
[9] Non-GAAP measure. See end of this release for reconciliation.

Progressing Profitable Near-Tear Projects from Unmatched Organic Pipeline

Newmont’s project pipeline supports stable production with improving margins and mine life*. Newmont's 2023 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Development capital outlook for 2023 and 2024 includes spend related to the Yanacocha Sulfides project ahead of the investment decision planned for late 2024; additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook beginning in 2025.

Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 10 percent, bringing average all-in sustaining costs to $900 to $1,000 per ounce for Tanami (2026-2030). Commercial production for the project is expected in the second half of 2025. As previously indicated in July 2022, total capital costs are estimated to be between $1.2 and $1.3 billion, incorporating the significant impacts from Covid-related restrictions and protocols and the current market conditions for labor and materials. Development costs (excluding capitalized interest) since approval were $499 million, of which $215 million related to 2022.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs of $800 to $900 per ounce for the first five full years of production. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.8 million ounces of Reserves and 1.4 million ounces of Measured, Indicated and Inferred Resources and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. As previously indicated in July 2022, total capital costs are estimated to be between $950 and $1,050 million, incorporating the cost associated with delayed land access. Development costs (excluding capitalized interest) since approval were $212 million, of which $145 million related to 2022.
  Yanacocha Sulfides (South America) will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades. In the third quarter of 2022, Newmont announced the decision to delay the project in order to manage project execution risk, move out of a period of significant inflation and to balance development capital cash flows. Management continues to assess the execution and project timeline, up to and including transitioning Yanacocha operations into full closure; the project remains subject to an investment decision. Development capital spend on the project is expected to be approximately $300 to $350 million per year in 2023 and 2024 related to advanced engineering, procurement and completing camp construction.
  Pamour (North America) extends the life of Porcupine and maintains production beyond 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is now expected in late 2023 as opportunities have been identified to extend production from current operations, allowing for a deferral of project spending. Formal updates to capital estimates and estimated project completion will be provided closer to the investment decision.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024 and provides a platform for further exploration and future growth through additional expansions. Development capital costs for the project are now estimated to be between $350 and $450 million, incorporating inflationary pressures and supply chain impacts in Argentina.

* Project estimates remain subject to change based upon uncertainties, including future market conditions, continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

2023 and Longer-Term Outlook Underpinned by Strong Production and Improving Costs

Guidance Metric	2023E	2024E	2025E	2026E	2027E
Attributable Gold Production (Moz)	5.7 - 6.3	5.9 - 6.5	5.9 - 6.5	6.1 - 6.7	6.1 - 6.7
Gold CAS ($/oz)*	$870 - $970	$850 - $950	$780 - $880	$750 - $850	$750 - $850
Gold AISC ($/oz)*	$1,150 - $1,250	$1,100 - $1,200	$1,000 - $1,100	$1,000 - $1,100	$1,000 - $1,100
Sustaining Capital**	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200
Development Capital**	$1,200 - $1,400	$1,200 - $1,400	$800 - $1,000	$500 - $700	$300 - $500
*Consolidated basis; **Attributable basis

2023 AND LONGER-TERM OUTLOOK HIGHLIGHTS

  As previously signaled, 2023 production guidance is between 5.7 and 6.3 million gold ounces; steadily improves to between 6.1 and 6.7 million ounces in the longer-term, driven by strong production from world-class assets and an unmatched organic project pipeline; further enhanced by profitable production from other metals
  Gold CAS guidance is $870 to $970 per ounce and Gold AISC guidance is $1,150 to $1,250 per ounce for 2023, improving longer-term due to declining inflationary pressure assumptions and increased production levels
  Sustaining capital guidance is $1.0 to $1.2 billion for 2023, consistent with longer-term averages
  Development capital guidance is $1.2 to $1.4 billion for 2023 and 2024 during a period of meaningful reinvestment; longer-term development capital is expected to average between $0.8 to $1.0 billion per year

Newmont’s outlook reflects increasing gold production and ongoing investment into its operating assets and most promising growth prospects. Newmont's reserves and mine planning gold price assumption has been set at $1,400 per ounce. 2023 outlook assumes a $1,700 per ounce revenue gold price for CAS and AISC to reflect current cost environment including royalties and production taxes. For 2023, Newmont has assumed normalizing levels of inflation, improving throughout the year, with a year-over-year average escalation rate of approximately 3%.

Outlook includes development capital, costs and production related to Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1. Development capital outlook for 2023 and 2024 includes spend related to the Yanacocha Sulfides project ahead of the investment decision planned for late 2024; additional development capital spend and all metal production for Yanacocha Sulfides has been excluded from longer-term outlook beginning in 2025. As previously signaled, Newmont is critically assessing options for the Yanacocha Sulfides project, up to and including transitioning Yanacocha operations into full closure, which may have an impact on expected capital spend included in outlook for 2023 and 2024.

Please see the cautionary statement and footnotes for additional information.

ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Gold ($/oz)	$1,700	$100	$400	$5
Australian Dollar	$0.70	$0.05	$60	$15
Canadian Dollar	$0.77	$0.05	$35	$10
Oil ($/bbl)	$90	$10	$20	$5
Copper ($/lb)	$3.50	$0.25	$15	$—
Silver ($/oz)	$20.00	$1.00	$15	$2
Lead ($/lb)	$0.90	$0.10	$10	$—
Zinc ($/lb)	$1.35	$0.10	$30	$—

Assuming a 35% incremental tax rate, an $100 per ounce increase in gold price would deliver an expected $400 million improvement in attributable free cash flow. Included within the attributable free cash flow sensitivity is a royalty and production tax impact of $5 per ounce for every $100 per ounce change in gold price.

2023 OPERATING COSTS BY CATEGORY

	Percent of Total*	Change in Cost (-/+)	FCF Impact ($M) (+/-)	AISC Impact ($/oz) (-/+)
Labor Costs	50%	5%	$90	$25
Materials & Consumables	30%	5%	$50	$15
Fuel & Energy	15%	5%	$30	$10
*"Other” category of 5% primarily includes freight, technology-related costs, employee administrative costs, rents and operating leases.

PRODUCTION AND COST OUTLOOK

Guidance Metric	2023E	2024E	2025E	2026E	2027E
Attributable Gold Production (Moz)	5.7 - 6.3	5.9 - 6.5	5.9 - 6.5	6.1 - 6.7	6.1 - 6.7
Gold CAS ($/oz)*	$870 - $970	$850 - $950	$780 - $880	$750 - $850	$750 - $850
Gold AISC ($/oz)*	$1,150 - $1,250	$1,100 - $1,200	$1,000 - $1,100	$1,000 - $1,100	$1,000 - $1,100
*Consolidated basis

Attributable gold production is expected to be steadily improving at 5.7 to 6.7 million ounces across the five-year period. This is supported by a steady base from Newmont's world class assets and is further enhanced by the Company’s other operating mines and ownership in the Nevada Gold Mines and Pueblo Viejo joint ventures. The 2023 outlook of 5.7 to 6.3 million ounces is expected to remain stable compared to 2022, driven by strong production at Ahafo and Boddington, partially offset by decreases at Peñasquito due to planned mine sequencing, the updated mine plan for a leach-only operation at CC&V and the previously signaled delay of commercial production at Ahafo North and Tanami Expansion 2 to 2025. Beginning in 2024, production is expected to increase to between 5.9 and 6.5 million ounces, increasing to between 6.1 to 6.7 million ounces longer-term in 2026, due to natural mine sequencing and the inclusion of profitable production from Ahafo North and Tanami Expansion 2, in addition to reaching higher gold grade at Peñasquito.

Costs are expected to improve throughout the five-year period, driven by declining inflationary pressure assumptions, increasing production levels and cost reduction initiatives. 2023 CAS is expected to be between $870 and $970 per ounce, with approximately 3% in cost escalation assumed as cost pressures are expected to persist from 2022. Longer-term, CAS is expected to improve to between $750 and $850 per ounce beginning in 2026 with the benefit of the near-term projects at Tanami and Ahafo North contributing profitable production, in addition to an improving cost and production profile at Nevada Gold Mines. AISC is expected to be between $1,150 and $1,250 per ounce in 2023, and improve to between $1,000 and $1,100 per ounce longer-term beginning in 2025.

CO-PRODUCT PRODUCTION AND COST OUTLOOK

Guidance Metric	2023E	2024E	2025E	2026E	2027E
Copper ($3.50/lb price assumption)
Copper Production (Mlb)	95 - 105	85 - 95	45 - 55	45 - 55	55 - 65
Copper CAS ($/lb)*	$1.85 - $2.15
Copper AISC ($/lb)*	$2.35 - $2.65
Silver ($20/oz price assumption)
Silver Production (Moz)	31 - 35	32 - 36	35 - 39	28 - 32	30 - 34
Silver CAS ($/oz)*	$11.10 - $12.10
Silver AISC ($/oz)*	$15.50 - $16.50
Lead ($0.90/lb price assumption)
Lead Production (Mlb)	170 - 190	190 - 210	210 - 230	160 - 180	250 - 270
Lead CAS ($/lb)*	$0.55 - $0.65
Lead AISC ($/lb)*	$0.70 - $0.80
Zinc ($1.35/lb price assumption)
Zinc Production (Mlb)	420 - 460	550 - 590	580 - 620	460 - 500	400 - 440
Zinc CAS ($/lb)*	$0.65 - $0.75
Zinc AISC ($/lb)*	$1.05 - $1.15
*Consolidated basis

In 2023, Boddington is expected to have the highest copper production during the five-year period due to higher grades as a result of mine sequencing. Beginning in 2023 and continuing through 2025, Peñasquito is expected to deliver higher co-product production due to higher silver, lead and zinc content delivered from the Chile Colorado pit.

CAPITAL OUTLOOK

Guidance Metric ($M)	2023E	2024E	2025E	2026E	2027E
Sustaining Capital*	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200	$1,000 - $1,200
Development Capital*	$1,200 - $1,400	$1,200 - $1,400	$800 - $1,000	$500 - $700	$300 - $500
*Sustaining capital is presented on an attributable basis; Capital outlook excludes amounts attributable to the Pueblo Viejo joint venture

Sustaining capital is expected to remain steady at $1 to $1.2 billion per year over the five year period, covering infrastructure, equipment and ongoing mine development. This incorporates slightly higher spend as compared to 2022 due to higher costs driven by inflationary pressures and increased projected spend on tailings facilities in compliance with the Global Industry Standard on Tailings Management (GISTM).

Development capital for the five-year outlook includes spend for Tanami Expansion 2 in Australia, Ahafo North in Ghana, Cerro Negro District Expansion 1 in Argentina, Pamour at Porcupine in Canada, as well as development capital related to the Company’s ownership interest in Nevada Gold Mines including Goldrush. Outlook for 2023 and 2024 includes development capital spend of approximately $300 to $350 million per year related to the Yanacocha Sulfides project under the assumption that an investment decision would be made in late 2024; remaining development capital beyond 2024 has been excluded from longer-term outlook. As previously signaled, Newmont is critically assessing options for the Yanacocha Sulfides project, up to and including transitioning Yanacocha operations into full closure, which may have an impact on expected capital spend included in outlook for 2023 and 2024.

Development capital estimates exclude contributions to support Newmont’s 40% interest in the Pueblo Viejo expansion, which is accounted for as an equity method investment.

EXPLORATION AND ADVANCED PROJECTS OUTLOOK

Guidance Metric ($M)	2023E
Exploration & Advanced Projects	$475 - $525

In 2023, investment in exploration and advanced projects is expected to increase slightly to between $475 and $525 million to advance greenfield exploration projects, extend mine life at existing operations and continue building reserves. We expect to invest approximately $225 million dollars in exploration expense to progress our most promising greenfield exploration projects including Esperance in French Guiana and the Coffee project in the Yukon. In addition, we expect to invest approximately $275 million in advanced projects spend, as we continue to advance studies associated with our robust pipeline of projects, including Galore Creek and Akyem Underground. Included in our expected advanced projects spend is approximately $40 million related to our strategic alliance with Caterpillar Inc.

CONSOLIDATED EXPENSE OUTLOOK

Guidance Metric ($M)	2023E
General & Administrative	$260 - $290
Interest Expense	$200 - $220
Depreciation & Amortization	$2,200 - $2,400
Adjusted Tax Rate [a,b]	32% - 36%
[a] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[b] Assuming average prices of $1,700 per ounce for gold, $3.50 per pound for copper, $20.00 per ounce for silver, $0.90 per pound for lead, and $1.35 per pound for zinc and achievement of current production, sales and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2023 will be between 32%-36%.

The 2023 outlook for general and administrative costs remains flat at $260 to $290 million. Interest expense is expected to decrease slightly to between $200 to $220 million from higher levels of capitalized interest on development capital spend in 2023. Depreciation and amortization remains flat at $2.2 to $2.4 billion, with steady production expected in 2023 compared to 2022. The adjusted tax rate is increasing to between 32% and 36% due to higher costs and a lower of $1,700 per ounce gold price assumption, as compared to the $1,800 per ounce gold price assumption used for 2022 Outlook.

2023 SEASONALITY*

Guidance Metric	FY 2023 Outlook	H1 2023E	H2 2023E
Attributable Gold Production (Moz)	5.7 - 6.3	45%	55%
Newmont Managed Operations Attributable Gold Production (Koz)	FY 2023 Outlook	Q1 2023E (% of Full Year)
Peñasquito	330 - 370	28%
Boddington	740 - 820	27%
Ahafo	675 - 745	15%
Tanami	420 - 460	10%
Cerro Negro	315 - 345	22%
Akyem	315 - 345	22%
Porcupine	285 - 315	24%
Éléonore	265 - 295	25%
Yanacocha	255 - 285	22%
Merian	235 - 265	26%
Musselwhite	200 - 220	16%
CC&V	160 - 180	26%
*Estimated 2023 seasonality remains subject to change and represents management’s expectations of future production results as of February 23, 2023.

In Q1 2023, we expect to produce approximately 21 percent of our full year gold guidance, driven by heavy weighting to the second half of the year at Ahafo and Cerro Negro due to planned mine sequence. In addition, first quarter production at Tanami was impacted by record rainfall, resulting in the ceasing of milling operations for a few weeks in February.

Refer to the 2023 Production and Cost Outlook by Site below for additional details.

2023 Dividend Payout Range Established Within Dividend Framework; Declares Fourth Quarter Dividend of $0.40 Per Share

Newmont today announced that its Board of Directors declared a dividend of $0.40 per share of common stock for the fourth quarter of 2022, payable on March 23, 2023 to holders of record at the close of business on March 9, 2023.

INDUSTRY-LEADING DIVIDEND FRAMEWORK

  Base dividend of $1.00 per share at gold reserve price assumption of $1,400 per ounce
  Variable component based on $40 million of incremental Free Cash Flow for every $100 per ounce increase above base gold price assumption; calibrated in increments of $300 per ounce
  Variable component is assessed annually in alignment with the business planning cycle, considering the current macroeconomic environment and the current level of reinvestment in the business
  Supported by strong and flexible investment grade balance sheet
  Dividend payouts are reviewed and approved quarterly by Newmont's Board of Directors

MAINTAINING PREDICTABILITY IN 2023

  Calibrating 2023 dividend at $1,700 per ounce, remaining conservative in a volatile macroeconomic environment
  In addition, Newmont expects elevated levels of development capital to advance key projects in 2023 of approximately $400 million above the average annual investment level of $2.5 billion
  As a result, incremental free cash flow at the $1,700 per ounce gold price assumption is expected to be approximately $800 million in 2023
  Therefore, Newmont has set the variable, incremental dividend payout range of $0.40 to $0.80 per share, resulting in a 2023 annualized dividend payout range of $1.40 to $1.80 per share1

“Newmont remains committed to our industry-leading dividend framework, providing a stable base dividend of $1.00 per share and the opportunity to return a variable component based on incremental free cash flow at higher gold prices to shareholders. For 2023, Newmont has calibrated our dividend payout range to $1.40 to $1.80 per share, with a fourth quarter dividend declared of $0.40 per share. Two and a half years ago, Newmont was the first in the gold industry to introduced a structured dividend framework, and with this dividend declared we will have since returned over $4 billion to shareholders through dividends, clearly demonstrating our commitment to providing strong shareholder returns.”

- Tom Palmer, President and Chief Executive Officer

[1] Expectations regarding 2023 dividend levels are forward-looking statements. The dividend framework is non-binding and an annual dividend level has not been declared by the Board. The declaration and payment of future quarterly dividends remains at the discretion of the Board of Directors and will depend on the Company's financial results, cash flow and cash requirements, future prospects, and other factors deemed relevant by the Board. See cautionary statement at the end of this release.

2023 Production and Cost Outlook by Site

Peñasquito

2023E	Production (oz) / (lb)	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	330 - 370	$840 - $940	$1,110 - $1,210
Silver (Moz)	31 - 35	$11.10 - $12.10	$15.50 - $16.50
Lead (Mlb)	170 - 190	$0.55 - $0.65	$0.70 - $0.80
Zinc (Mlb)	420 - 460	$0.65 - $0.75	$1.05 - $1.15

Peñasquito is expected to deliver lower gold production in 2023 as planned due to lower grade, harder ore mined from the Chile Colorado pit and continued stripping of the next phases of the Peñasco and Chile Colorado pits. Due to this planned mine sequence, gold grade in 2023 is expected to decline approximately 25 percent from 2022. Notably, 2023 production is expected to be weighted in the first and third quarters of the year as the operation sequences processing of Chile Colorado ore. In 2024, gold production is expected to improve due to mine phasing leading to the processing of higher grade ore.

Increased co-product production at Peñasquito is expected in 2023 due to higher silver, lead and zinc content delivered from the Chile Colorado pit.

Gold unit costs at Peñasquito are expected to be impacted by lower production volumes in 2023, while co-product unit costs are expected to benefit from higher production volumes.

Boddington

2023E	Production (oz) / (lb)	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	740 - 820	$800 - $900	$960 - $1,060
Copper (Mlb)	95 - 105	$1.85 - $2.15	$2.35 - $2.65

Gold production at Boddington is expected to remain relatively consistent in 2023 as compared to 2022. Based on mine sequencing, gold production is expected to decline in 2024 and 2025 due to lower grade ore and stripping in the South pit.

Increased copper production at Boddington is expected in 2023 due to higher grade and mill throughput.

Gold unit costs at Boddington are expected to remain relatively consistent in 2023 with 2022 levels, while copper unit costs are expected to increase slightly due to higher direct costs, with higher all-in sustaining costs due to higher sustaining capital spend.

Ahafo

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	675 - 745	$850 - $950	$1,010 - $1,110

Production at Ahafo is expected to increase in 2023, continuing through 2024, due to higher grade at the Subika open pit and increased underground tonnes mined due to the change in the mining method at Subika Underground. In 2023, gold production is expected to steadily increase each quarter due to the progression of work at Subika Underground, resulting in production that is expected to be approximately 60 percent weighted to the second half of the year.

Unit costs at Ahafo are expected to improve in 2023 due to higher production volumes.

Ahafo North will add profitable production beginning in 2025, with the first full year of production expected in 2026, improving margins through low-cost production.

Tanami

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	420 - 460	$770 - $870	$1,130 - $1,230

Tanami production is expected to decrease slightly beginning in 2023 and continuing through 2024 due to lower ore grade from planned mine sequencing to allow for expansion construction underground, with higher production beginning in 2025 from the ramp-up of Tanami Expansion 2.

Notably, in the first quarter of 2023, record rainfall and associated flooding resulted in the closure of the main access route for supplies. As a result, milling operations were ceased for a few weeks in the first quarter. Incorporating the impact of this delay, production at Tanami is expected to be significantly weighted to the second half of the year.

Unit costs at Tanami are expected to be impacted by lower production volumes in 2023 and are expected to benefit from improved underground efficiencies as the second expansion comes online in 2025.

Cerro Negro

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	315 - 345	$850 - $950	$1,060 - $1,160

Cerro Negro production is expected to steadily increase compared to 2022 and continuing longer-term due to higher throughput and grade from productivity improvements, as well as added production from San Marcos in the Marianas district expansion in late 2023. These improvements are expected to steadily increase each quarter in 2023, resulting in production weighted approximately 55 percent to the second half of the year. The first expansion at Cerro Negro includes the development of the Marianas and Eastern districts, adding production beginning in 2023.

Cerro Negro unit costs are expected to steadily improve beginning in 2023 due to higher production volumes.

Akyem

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	315 - 345	$850 - $950	$1,110 - $1,210

Akyem production is expected to decrease in 2023 as stripping begins for a new layback to extend mine life, with stripping expected to peak in 2024.

Akyem unit costs are expected to be impacted by lower production volumes due to mine sequencing in 2023.

Porcupine

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	285 - 315	$950 - $1,050	$1,250 - $1,350

Porcupine is expected to benefit from productivity improvements and slightly higher grades in 2023, as additional opportunities continue to be identified to extend production from current operations. The Pamour project is expected to maintain steady production at Porcupine beyond 2024, with an investment decision expected in late 2023.

Porcupine unit costs are expected to be impacted slightly by unfavorable inventory changes in 2023, with higher all-in sustaining costs due to higher sustaining capital spend.

Éléonore

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	265 - 295	$960 - $1,060	$1,300 - $1,400

Éléonore is expected to deliver higher production in 2023 due to higher underground tonnes and throughput from productivity improvements, with steadily improving production expected longer-term.

Éléonore unit costs are expected to benefit from higher production volumes in 2023.

Yanacocha

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	255 - 285	$1,370 - $1,470	$1,620 - $1,720

Yanacocha continues to deliver leach-only production, with increased production expected in 2023 compared to 2022 due to higher leach recoveries from the use of injection leaching. Production is expected to remain relatively steady from 2023 through 2025, until production volumes begin to decline in 2026.

Costs are expected to be highest at Yanacocha in 2023 across the five-year period due to unfavorable write-downs and inventory changes.

Merian

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	235 - 265	$980 - $1,080	$1,230 - $1,330

Merian is expected to deliver slightly lower production beginning in 2023 and into 2025 due to mine sequencing as the next phase of stripping in the Merian pit begins and the site continues to mine harder, lower grade ore.

Merian unit costs are expected to be impacted by lower production volumes due to mine sequencing.

Musselwhite

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	200 - 220	$860 - $960	$1,290 - $1,390

Musselwhite is expected to deliver steadily improving production in 2023 and longer-term, driven by productivity improvements and accessing higher grade in the PQ Deeps.

Musselwhite unit costs are expected to steadily improve in 2023 with higher production volumes.

CC&V

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	160 - 180	$1,150 - $1,250	$1,580 - $1,680

CC&V is expected to deliver slightly lower production through 2024 due to stripping of a resource layback, resulting in lower ounces recovered from leach-only operations.

In 2023, CC&V unit costs are expected to remain largely in line with 2022.

Nevada Gold Mines (NGM)

2023E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	1,190 - 1,310	$850 - $950	$1,150 - $1,250

Production, CAS and AISC for the Company’s 38.5 percent ownership interest in NGM as provided by Barrick Gold Corporation.

Pueblo Viejo

2023E	Production (Koz)
Gold	315 - 345

Attributable production reflects Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.

2023 Site Outlook[a]

2023 Outlook	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)

CC&V	160 - 180	160 - 180	1,150 - 1,250	1,580 - 1,680	25 - 35	—
Éléonore	265 - 295	265 - 295	960 - 1,060	1,300 - 1.400	55 - 65	—
Peñasquito	330 - 370	330 - 370	840 - 940	1,110 - 1,210	135 - 145	—
Porcupine	285 - 315	285 - 315	950 - 1,050	1,250 - 1,350	45 - 55	100 - 120
Musselwhite	200 - 220	200 - 220	860 - 960	1,290 - 1,390	65 - 75	—
Cerro Negro	315 - 345	315 - 345	850 - 950	1,060 - 1,160	45 - 55	110 - 130
Yanacocha	255 - 285	255 - 285	1,370 - 1,470	1,620 - 1,720	25 - 35	320 - 360
Merian[c]	315 - 345	235 - 265	980 - 1,080	1,230 - 1,330	35 - 45	—
Boddington	740 - 820	740 - 820	800 - 900	960 - 1,060	95 - 105	—
Tanami	420 - 460	420 - 460	770 - 870	1,130 - 1,230	115 - 125	340 - 380
Ahafo	675 - 745	675 - 745	850 - 950	1,010 - 1,110	75 - 85	5 - 15
Akyem	315 - 345	315 - 345	850 - 950	1,110 - 1,210	25 - 35	—
Ahafo North	—	—	—	—	—	245 - 275

Nevada Gold Mines[d]	1,190 - 1,310	1,190 - 1,310	850 - 950	1,150 - 1,250	250 - 350	50 - 150
Pueblo Viejo[e]	—	315 - 345	—	—	—	—

Peñasquito - Silver (Moz)	31 - 35	31 - 35	11.10 - 12.10	15.50 - 16.50
Peñasquito - Lead (Mlbs)	170 - 190	170 - 190	0.55 - 0.65	0.70 - 0.80
Peñasquito - Zinc (Mlbs)	420 - 460	420 - 460	0.65 - 0.75	1.05 - 1.15
Boddington - Copper (Mlbs)	95 - 105	95 - 105	1.85 - 2.15	2.35 - 2.65

[a] 2023 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 23, 2023. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2023 Outlook assumes $1,700/oz Au, $3.50/lb Cu, $20.00/oz Ag, $1.35/lb Zn, $0.90/lb Pb, $0.70 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b] All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2023 CAS outlook.
[c] Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.

[d] Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[e] Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.

	Three Months Ended December 31,				Year Ended December 31,
Operating Results	2022	2021	% Change		2022	2021	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,581	1,559	1%		5,696	5,660	1%
Attributable gold equivalent ounces sold	311	328	(5)%		1,275	1,258	1%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,758	$1,798	(2)%		$1,792	$1,788	—%
Average realized copper price	$4.12	$4.54	(9)%		$3.69	$4.29	(14)%
Average realized silver price	$20.42	$19.82	3%		$18.45	$20.19	(9)%
Average realized lead price	$0.87	$1.11	(22)%		$0.91	$1.00	(9)%
Average realized zinc price	$1.12	$1.54	(27	) %	$1.34	$1.30	3%

Attributable Production (koz)
North America	387	404	(4)%		1,416	1,598	(11)%
South America	217	182	19%		810	733	11%
Australia	338	339	—%		1,282	1,181	9%
Africa	299	245	22%		994	862	15%
Nevada	324	377	(14)%		1,169	1,272	(8)%
Total Gold (excluding equity method investments)	1,565	1,547	1%		5,671	5,646	—%
Pueblo Viejo (40%) (2)	65	71	(8)%		285	325	(12)%
Total Gold	1,630	1,618	1%		5,956	5,971	—%

North America	229	269	(15)%		1,048	1,089	(4)%
Australia	67	48	40%		227	163	39%
Total Gold Equivalent Ounces	296	317	(7)%		1,275	1,252	2%

CAS Consolidated ($/oz, $/GEO)
North America	$921	$883	4%		$999	$796	26%
South America	$1,098	$860	28%		$1,034	$832	24%
Australia	$797	$724	10%		$755	$755	—%
Africa	$994	$786	26%		$911	$799	14%
Nevada	$934	$753	24%		$989	$755	31%
Total Gold	$940	$802	17%		$933	$785	19%
Total Gold (by-product)	$876	$657	33%		$855	$637	34%

North America	$866	$717	21%		$828	$603	37%
Australia	$823	$874	(6	) %	$782	$902	(13)%
Total Gold Equivalent Ounces	$857	$739	16%		$819	$640	28%

AISC Consolidated ($/oz, $/GEO)
North America	$1,213	$1,100	10%		$1,287	$1,016	27%
South America	$1,318	$1,158	14%		$1,262	$1,130	12%
Australia	$986	$904	9%		$950	$1,002	(5)%
Africa	$1,203	$1,020	18%		$1,108	$1,022	8%
Nevada	$1,186	$887	34%		$1,220	$918	33%
Total Gold	$1,215	$1,056	15%		$1,211	$1,062	14%
Total Gold (by-product)	$1,211	$965	25%		$1,198	$969	24%

North America	$1,181	$955	24%		$1,115	$824	35%
Australia	$954	$1,009	(5)%		$909	$1,098	(17)%
Total Gold Equivalent Ounces	$1,166	$1,007	16%		$1,114	$900	24%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions, except per share)
Sales	$3,200	$3,390	$11,915	$12,222

Costs and expenses
Costs applicable to sales (1)	1,780	1,540	6,468	5,435
Depreciation and amortization	571	639	2,185	2,323
Reclamation and remediation	758	1,626	921	1,846
Exploration	62	62	231	209
Advanced projects, research and development	60	46	229	154
General and administrative	66	69	276	259
Impairment charges	1,317	7	1,320	25
Loss on assets held for sale	—	—	—	571
Other expense, net	17	27	82	143
	4,631	4,016	11,712	10,965
Other income (expense):
Gain on asset and investment sales, net	61	166	35	212
Other income (loss), net	40	19	(62)	(87)
Interest expense, net of capitalized interest of $21, $11, $69, and $38, respectively	(53)	(66)	(227)	(274)
	48	119	(254)	(149)
Income (loss) before income and mining tax and other items	(1,383)	(507)	(51)	1,108
Income and mining tax benefit (expense)	(112)	(300)	(455)	(1,098)
Equity income (loss) of affiliates	26	28	107	166
Net income (loss) from continuing operations	(1,469)	(779)	(399)	176
Net income (loss) from discontinued operations	11	15	30	57
Net income (loss)	(1,458)	(764)	(369)	233
Net loss (income) attributable to noncontrolling interests	(19)	718	(60)	933
Net income (loss) attributable to Newmont stockholders	$(1,477)	$(46)	$(429)	$1,166

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(1,488)	$(61)	$(459)	$1,109
Discontinued operations	11	15	30	57
	$(1,477)	$(46)	$(429)	$1,166

Weighted average common shares (millions):
Basic	794	795	794	799
Effect of employee stock-based awards	1	2	1	2
Diluted	795	797	795	801

Net income (loss) per common share
Basic:
Continuing operations	$(1.87)	$(0.08)	$(0.58)	$1.39
Discontinued operations	0.01	0.02	0.04	0.07
	$(1.86)	$(0.06)	$(0.54)	$1.46
Diluted: (2)
Continuing operations	$(1.87)	$(0.08)	$(0.58)	$1.39
Discontinued operations	0.01	0.02	0.04	0.07
	$(1.86)	$(0.06)	$(0.54)	$1.46
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)

For the quarters ended December 31, 2022 and 2021 and the year ended December 31, 2022, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31, 2022	At December 31, 2021
	(in millions)
ASSETS
Cash and cash equivalents	$2,877	$4,992
Time deposits and other investments	880	82
Trade receivables	366	337
Inventories	979	930
Stockpiles and ore on leach pads	774	857
Other current assets	639	498
Current assets	6,515	7,696
Property, plant and mine development, net	24,073	24,124
Investments	3,278	3,243
Stockpiles and ore on leach pads	1,716	1,775
Deferred income tax assets	173	269
Goodwill	1,971	2,771
Other non-current assets	756	686
Total assets	$38,482	$40,564

LIABILITIES
Accounts payable	$633	$518
Employee-related benefits	399	386
Income and mining taxes	199	384
Current lease and other financing obligations	96	106
Debt	—	87
Other current liabilities	1,599	1,173
Current liabilities	2,926	2,654
Debt	5,571	5,565
Lease and other financing obligations	465	544
Reclamation and remediation liabilities	6,578	5,839
Deferred income tax liabilities	1,809	2,144
Employee-related benefits	342	439
Silver streaming agreement	828	910
Other non-current liabilities	430	608
Total liabilities	18,949	18,703

Contingently redeemable noncontrolling interest	—	48
Commitments and contingencies(1)

EQUITY
Common stock - $1.60 par value;	1,279	1,276
Authorized - 1,280 million and 1,280 million shares, respectively
Outstanding shares - 793 million and 792 million shares, respectively
Treasury stock - 6 million and 5 million shares, respectively	(239)	(200)
Additional paid-in capital	17,369	17,981
Accumulated other comprehensive income (loss)	29	(133)
Retained earnings	916	3,098
Newmont stockholders' equity	19,354	22,022
Noncontrolling interests	179	(209)
Total equity	19,533	21,813
Total liabilities and equity	$38,482	$40,564
(1)	Refer to Note 25 of the Consolidated Financial Statements for additional information.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions)
Operating activities:
Net income (loss)	$(1,458)	$(764)	$(369)	$233
Adjustments:
Depreciation and amortization	571	639	2,185	2,323
Impairment charges	1,317	7	1,320	25
Loss on assets held for sale	—	—	—	571
Gain on asset and investment sales, net	(61)	(166)	(35)	(212)
Net loss (income) from discontinued operations	(11)	(15)	(30)	(57)
Reclamation and remediation	743	1,619	892	1,827
Charges from pension settlement	7	4	137	4
Stock-based compensation	16	17	73	72
Deferred income taxes	(133)	(99)	(278)	(109)
Change in fair value of investments	(45)	(45)	46	135
Other non-cash adjustments	93	65	98	(5)
Net change in operating assets and liabilities	(29)	37	(841)	(541)
Net cash provided by (used in) operating activities of continuing operations	1,010	1,299	3,198	4,266
Net cash provided by (used in) operating activities of discontinued operations	—	—	22	13
Net cash provided by (used in) operating activities	1,010	1,299	3,220	4,279

Investing activities:
Additions to property, plant and mine development	(646)	(441)	(2,131)	(1,653)
Purchases of investments	(275)	(41)	(940)	(59)
Contributions to equity method investees	(42)	(36)	(194)	(150)
Proceeds from sales of investments	127	87	171	194
Maturities of investments	93	—	93	—
Return of investment from equity method investees	10	—	62	18
Acquisitions, net (1)	—	—	(15)	(328)
Proceeds from sales of mining operations and other assets, net	3	80	16	84
Other	4	—	(45)	26
Net cash provided by (used in) investing activities of continuing operations	(726)	(351)	(2,983)	(1,868)
Net cash provided by (used in) investing activities of discontinued operations	—	—	—	—
Net cash provided by (used in) investing activities	(726)	(351)	(2,983)	(1,868)

Financing activities:
Dividends paid to common stockholders	(436)	(436)	(1,746)	(1,757)
Acquisition of noncontrolling interests	—	—	(348)	—
Distributions to noncontrolling interests	(51)	(45)	(191)	(200)
Funding from noncontrolling interests	28	27	117	100
Repayment of debt	—	(832)	(89)	(1,382)
Payments on lease and other financing obligations	(16)	(19)	(66)	(73)
Payments for withholding of employee taxes related to stock-based compensation	(1)	(1)	(39)	(32)
Proceeds from issuance of debt, net	—	992	—	992
Repurchases of common stock	—	(277)	—	(525)
Other	(3)	(4)	6	(81)
Net cash provided by (used in) financing activities	(479)	(595)	(2,356)	(2,958)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(5)	(30)	(8)
Net change in cash, cash equivalents and restricted cash	(196)	348	(2,149)	(555)
Cash, cash equivalents and restricted cash at beginning of period	3,140	4,745	5,093	5,648
Cash, cash equivalents and restricted cash at end of period	$2,944	$5,093	$2,944	$5,093
(1)

Acquisitions, net for the year ended December 31, 2021 is primarily related to the asset acquisition of the remaining 85.1% of GT Gold Corporation (“GT Gold”). Refer to Note 1 of the Consolidated Financial Statements for additional information.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in millions)
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,877	$4,992	$2,877	$4,992
Restricted cash included in Other current assets	1	2	1	2
Restricted cash included in Other non-current assets	66	99	66	99
Total cash, cash equivalents and restricted cash	$2,944	$5,093	$2,944	$5,093

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, refer to Note 1 to the Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted Net Income (Loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted Net Income (Loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted Net Income (Loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(1,477)	$(1.86)	$(1.86)	$(429)	$(0.54)	$(0.54)
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(11)	(0.01)	(0.01)	(30)	(0.04)	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations (3)	(1,488)	(1.87)	(1.87)	(459)	(0.58)	(0.58)
Impairment charges (4)	1,317	1.66	1.66	1,320	1.66	1.66
Reclamation and remediation charges (5)	700	0.88	0.88	713	0.90	0.90
Pension settlements (6)	7	0.01	0.01	137	0.17	0.17
Change in fair value of investments (7)	(45)	(0.06)	(0.06)	46	0.06	0.06
Gain on asset and investment sales (8)	(61)	(0.08)	(0.08)	(35)	(0.04)	(0.04)
Settlement costs (9)	2	—	—	22	0.03	0.03
Restructuring and severance (10)	1	—	—	4	0.01	0.01
COVID-19 specific costs (11)	2	—	—	3	—	—
Other (12)	(3)	—	—	(21)	(0.03)	(0.03)
Tax effect of adjustments (13)	(283)	(0.35)	(0.35)	(344)	(0.44)	(0.44)
Valuation allowance and other tax adjustments, net (14)	199	0.25	0.25	82	0.11	0.11
Adjusted net income (loss)	$348	$0.44	$0.44	$1,468	$1.85	$1.85

Weighted average common shares (millions): (3)		794	795		794	795
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 1 to our Consolidated Financial Statements.
(3)

Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP. For the year ended December 31, 2022, potentially dilutive shares of 1 million were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the year ended December 31, 2022.

(4)	Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill.
(5)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(6)	Pension settlements, included in Other income (loss), net, represents pension settlement charges related to the annuitization of certain defined benefit plans.
(7)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(8)

Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains recognized on the sale of the investment in MARA, the disposal of trucks at Boddington and the sale of a royalty at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment for the year ended 2022.

(9)	Settlement costs, included in Other expense, net, primarily represents a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(10)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(11)

COVID-19 specific costs, included in Other expense, net, represents amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $2 and $35, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(12)

Primarily represents for the year ended, an $11 reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and $7 of penalty income from an energy vendor early terminating a contract in 2022, included Other income (loss), net.

(13)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (4) through (12), as described above, and are calculated using the applicable regional tax rate.

(14)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and the year ended December 31, 2022, reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $178 and $246, respectively, the expiration of U.S. foreign tax credit carryovers of $31 and $31, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(38) and $(86), respectively, net removal to the reserve for uncertain tax positions of $5 and $(8), respectively, a tax settlement in Mexico of $— and $(125), respectively, and other tax adjustments of $23 and $24, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $199 and $82, respectively.

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(46)	$(0.06)	$(0.06)	$1,166	$1.46	$1.46
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(15)	(0.02)	(0.02)	(57)	(0.07)	(0.07)
Net income (loss) attributable to Newmont stockholders from continuing operations	(61)	(0.08)	(0.08)	1,109	1.39	1.39
Reclamation and remediation charges, net (3)	874	1.10	1.10	983	1.23	1.23
Loss on assets held for sale, net (4)	—	—	—	372	0.47	0.46
Gain on asset and investment sales (5)	(166)	(0.21)	(0.21)	(212)	(0.27)	(0.27)
Change in fair value of investments (6)	(45)	(0.05)	(0.05)	135	0.17	0.17
Impairment charges (7)	7	0.01	0.01	25	0.03	0.03
Loss on debt extinguishment (8)	11	0.01	0.01	11	0.01	0.01
Settlement costs (9)	—	—	—	11	0.01	0.01
Restructuring and severance, net (10)	—	—	—	9	0.01	0.01
COVID-19 specific costs (11)	2	—	—	5	—	—
Pension settlement (12)	4	—	—	4	—	—
Impairment of investments (13)	—	—	—	1	—	—
Tax effect of adjustments (14)	(216)	(0.27)	(0.27)	(413)	(0.51)	(0.51)
Valuation allowance and other tax adjustments, net (15)	214	0.27	0.27	331	0.43	0.43
Adjusted net income (loss) (16)	$624	$0.78	$0.78	$2,371	$2.97	$2.96

Weighted average common shares (millions): (17)		795	797		799	801
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 1 to our Consolidated Financial Statements.
(3)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Amounts are presented pre-tax net of income (loss) attributable to noncontrolling interests of $(713) and $(713), respectively.

(4)

Loss on assets held for sale, net, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(199), respectively.

(5)

Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents the gain on the sale of the Kalgoorlie Power business, gain on the NGM Lone Tree and South Arturo exchange, and gain on the sale of TMAC.

(6)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.

(7)	Impairment charges, included in Impairment charges, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(8)

Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes.

(9)	Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(10)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(2), respectively.

(11)

COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic and primarily include amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $19 and $82 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(12)	Pension settlements, included in Other income (loss), net, represents pension settlement charges due to lump sum payments to participants.
(13)	Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of other investments.
(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $204 and $419, respectively, the expiration of U.S. capital loss carryovers of $152 and $152, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $10 and $(17), respectively, net reductions to the reserve for uncertain tax positions of $78 and $99, respectively and other tax adjustments of $23 and $5, respectively. Total amounts are presented net of income (loss) attributable to noncontrolling interests of $(253) and $(327), respectively.

(16)

Adjusted net income (loss) has not been adjusted for $— and $8 of cash and $— and $3 of non-cash care and maintenance costs, included in Other expense, net and Depreciation and amortization, respectively, which primarily represent costs associated with certain sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three months and year ended December 31, 2021, respectively.

(17)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) attributable to Newmont stockholders	$(1,477)	$(46)	$(429)	$1,166
Net income (loss) attributable to noncontrolling interests	19	(718)	60	(933)
Net (income) loss from discontinued operations (1)	(11)	(15)	(30)	(57)
Equity loss (income) of affiliates	(26)	(28)	(107)	(166)
Income and mining tax expense (benefit)	112	300	455	1,098
Depreciation and amortization	571	639	2,185	2,323
Interest expense, net	53	66	227	274
EBITDA	$(759)	$198	$2,361	$3,705
Adjustments:
Impairment charges (2)	$1,317	$7	$1,320	$25
Reclamation and remediation charges (3)	700	1,587	713	1,696
Pension settlements (4)	7	4	137	4
Change in fair value of investments (5)	(45)	(45)	46	135
Gain on asset and investment sales (6)	(61)	(166)	(35)	(212)
Settlement costs (7)	2	—	22	11
Restructuring and severance (8)	1	1	4	11
COVID-19 specific costs (9)	2	2	3	5
Loss on assets held for sale (10)	—	—	—	571
Loss on debt extinguishment (11)	—	11	—	11
Impairment of investments (12)	—	—	—	1
Other (13)	(3)	—	(21)	—
Adjusted EBITDA (14)	$1,161	$1,599	$4,550	$5,963
(1)	For additional information regarding our discontinued operations, refer to Note 1 to our Consolidated Financial Statements.
(2)	Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill.
(3)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.

(4)

Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to the annuitization of certain defined benefit plans and lump sum payments to participants in 2022 and related to lump sum payments to participants in 2021.

(5)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities.

(6)

Gain on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains recognized on the sale of the investment in MARA, the disposal of trucks at Boddington and the sale of a royalty at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment in 2022; and the gain on the sale of the Kalgoorlie Power business, gain on the NGM Lone Tree and South Arturo exchange transaction, and gain on the sale of TMAC in 2021.

(7)

Settlement costs, included in Other expense, net, primarily represents a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022; and a voluntary contribution made to the Republic of Suriname in 2021.

(8)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company for all periods presented.

(9)

COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(10)

Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during 2021. The assets were remeasured to fair value less costs to sell.

(11)

Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the debt tender offer and subsequent extinguishment of the 2023 Newmont Senior Notes and the 2023 Goldcorp Senior Notes during 2021.

(12)	Impairment of investments, included in Other income (loss), net, represents other-than-temporary impairment of other investments.
(13)

Primarily represents for the year ended, an $11 reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and $7 of penalty income from an energy vendor early terminating a contract in 2022, included Other income (loss), net.

(14)

Adjusted EBITDA has not been adjusted for $—, $—, $—, and $8 of cash care and maintenance costs, included in Other expense, net, which primarily represent costs incurred associated with certain mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic for the three months and years ended December 31, 2022 and 2021, respectively.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$141	$319	$434	$818
Depreciation and amortization, NGM (1)	110	164	471	550
NGM EBITDA	$251	$483	$905	$1,368
(1)	See Note 3 to the Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$1,010	$1,299	$3,220	$4,279
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	(22)	(13)
Net cash provided by (used in) operating activities of continuing operations	1,010	1,299	3,198	4,266
Less: Additions to property, plant and mine development	(646)	(441)	(2,131)	(1,653)
Free Cash Flow	$364	$858	$1,067	$2,613

Net cash provided by (used in) investing activities (1)	$(726)	$(351)	$(2,983)	$(1,868)
Net cash provided by (used in) financing activities	$(479)	$(595)	$(2,356)	$(2,958)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,010	$(19)	$991	$3,220	$(83)	$3,137
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(22)	—	(22)
Net cash provided by (used in) operating activities of continuing operations	1,010	(19)	991	3,198	(83)	3,115
Less: Additions to property, plant and mine development (2)	(646)	4	(642)	(2,131)	29	(2,102)
Free Cash Flow	$364	$(15)	$349	$1,067	$(54)	$1,013

Net cash provided by (used in) investing activities (3)	$(726)			$(2,983)
Net cash provided by (used in) financing activities	$(479)			$(2,356)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which primarily relates to Merian (25%) for the three months and year ended December 31, 2022 and Yanacocha (48.65%) and Merian (25%) for the three months and year ended December 31, 2021. The Company acquired the remaining interest in Yanacocha in 2022, resulting in 100% ownership interest at December 31, 2022.

(2)

For the three months and year ended December 31, 2022, Yanacocha had total consolidated Additions to property, plant and mine development of $166 and $403, respectively, on a cash basis. For the three months and year ended December 31, 2022, Merian had total consolidated Additions to property, plant and mine development of $19 and $56, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,299	$1	$1,300	$4,279	$(91)	$4,188
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(13)	—	(13)
Net cash provided by (used in) operating activities of continuing operations	1,299	1	1,300	4,266	(91)	4,175
Less: Additions to property, plant and mine development (2)	(441)	36	(405)	(1,653)	86	(1,567)
Free Cash Flow	$858	$37	$895	$2,613	$(5)	$2,608

Net cash provided by (used in) investing activities (3)	$(351)			$(1,868)
Net cash provided by (used in) financing activities	$(595)			$(2,958)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months and year ended December 31, 2021, Yanacocha had total consolidated Additions to property, plant and mine development of $66 and $155, respectively, on a cash basis. For the three months and year ended December 31, 2021, Merian had total consolidated Additions to property, plant and mine development of $17 and $48, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Net Debt

Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company's balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.

The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At December 31, 2022	At December 31, 2021
Debt	$5,571	$5,652
Lease and other financing obligations	561	650
Less: Cash and cash equivalents	(2,877)	(4,992)
Less: Time deposits (1)	(829)	—
Net debt	$2,426	$1,310
(1)	Refer to Note 15 of the Consolidated Financial Statements for further information.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. We believe that these measures provide additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility into the direct and indirect costs related to production, excluding depreciation and amortization, on a per ounce/gold equivalent ounce basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$1,513	$1,297	$5,423	$4,628
Gold sold (thousand ounces)	1,610	1,620	5,812	5,897
Costs applicable to sales per ounce (3)	$940	$802	$933	$785
(1)

Includes by-product credits of $34 and $109 during the three months and year ended December 31, 2022, respectively, and $33 and $187 during the three months and year ended December 31, 2021, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$267	$243	$1,045	$807
Gold equivalent ounces - other metals sold (thousand ounces) (3)	311	328	1,275	1,258
Costs applicable to sales per ounce (4)	$857	$739	$819	$640
(1)	Includes by-product credits of $2 and $8 during the three months and year ended December 31, 2022, respectively, and $2 and $7 during the three months and year ended December 31, 2021, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost applicable to sales, NGM (1)(2)	$300	$286	$1,153	$960
Gold sold (thousand ounces), NGM	320	381	1,165	1,274
Costs applicable to sales per ounce, NGM (3)	$934	$753	$989	$755
(1)	See Note 3 to the Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, Newmont calculates All-In Sustaining Costs (“AISC”) based on the definition published by the World Gold Council. The World Gold Council is a market development organization for the gold industry comprised of and funded by gold mining companies around the world and a regulatory organization.

AISC is a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations. We believe that AISC is a non-GAAP measure that provides additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

AISC amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-In Sustaining Costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from CAS, such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 3 of the Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Other expense, net. For Other expense, net we include care and maintenance costs relating to direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic and exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Three Months Ended December 31, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$76	$5	$4	$—	$(1)	$—	$15	$99	55	$1,783
Musselwhite	52	1	3	—	—	—	21	77	57	1,355
Porcupine	72	3	2	—	—	—	17	94	79	1,188
Éléonore	69	2	4	—	—	—	18	93	66	1,426
Peñasquito	119	2	1	—	2	2	20	146	165	884
Other North America	—	—	1	1	—	—	—	2	—	—
North America	388	13	15	1	1	2	91	511	422	1,213

Yanacocha	99	5	(1)	1	2	—	6	112	60	1,833
Merian	99	2	2	—	(1)	—	20	122	118	1,043
Cerro Negro	78	—	—	2	1	—	14	95	73	1,300
Other South America	—	—	—	1	1	—	—	2	—	—
South America	276	7	1	4	3	—	40	331	251	1,318

Boddington	161	5	2	—	—	4	10	182	197	922
Tanami	98	—	1	—	—	—	35	134	128	1,044
Other Australia	—	—	1	2	—	—	2	5	—	—
Australia	259	5	4	2	—	4	47	321	325	986

Ahafo	176	4	2	—	2	—	27	211	176	1,202
Akyem	114	12	—	—	1	—	8	135	116	1,157
Other Africa	—	—	2	2	—	—	1	5	—	—
Africa	290	16	4	2	3	—	36	351	292	1,203

Nevada Gold Mines	300	2	4	3	—	3	68	380	320	1,186
Nevada	300	2	4	3	—	3	68	380	320	1,186

Corporate and Other	—	—	12	46	2	—	3	63	—	—
Total Gold	$1,513	$43	$40	$58	$9	$9	$285	$1,957	1,610	$1,215

Gold equivalent ounces - other metals (11)
Peñasquito	$217	$5	$2	$—	$2	$35	$34	$295	251	$1,178
Other North America	—	—	—	—	—	—	—	—	—	—
North America	217	5	2	—	2	35	34	295	251	1,181

Boddington	50	—	1	1	—	2	3	57	60	939
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	50	—	1	2	—	2	3	58	60	954

Corporate and Other	—	—	2	6	1	—	1	10	—	—
Total Gold Equivalent Ounces	$267	$5	$5	$8	$3	$37	$38	$363	311	$1,166

Consolidated	$1,780	$48	$45	$66	$12	$46	$323	$2,320
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $36 and excludes co-product revenues of $370.
(3)	Includes stockpile and leach pad inventory adjustments of $19 at CC&V, $24 at Yanacocha, $9 at Ahafo, $17 at Akyem, and $2 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $32, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $29 and $713, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Porcupine, $1 at Other North America, $12 at Yanacocha, $2 at Merian, $10 at Cerro Negro, $11 at Other South America, $6 at Tanami, $4 at Other Australia, $6 at Ahafo, $2 at Akyem, $4 at NGM and $18 at Corporate and Other, totaling $77 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $2 for South America.
(7)	Other expense, net is adjusted for impairment of long-lived and other assets of $1,317, distributions from the Newmont Global Community Support Fund of $2 and restructuring and severance costs of $1.
(8)

Includes sustaining capital expenditures of $113 for North America, $39 for South America, $46 for Australia, $35 for Africa, $70 for Nevada, and $4 for Corporate and Other, totaling $307 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $339. Refer to Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Three Months Ended December 31, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$71	$2	$2	$—	$—	$—	$6	$81	52	$1,553
Musselwhite	43	1	2	—	—	—	11	57	45	1,260
Porcupine	73	1	2	—	—	—	12	88	75	1,175
Éléonore	59	1	—	—	1	—	16	77	61	1,265
Peñasquito	117	1	—	—	2	7	19	146	179	821
Other North America	—	—	—	2	2	—	—	4	—	—
North America	363	6	6	2	5	7	64	453	412	1,100

Yanacocha	58	10	3	—	5	—	8	84	67	1,268
Merian	82	1	—	—	1	—	18	102	112	920
Cerro Negro	80	2	(2)	—	7	—	19	106	78	1,365
Other South America	—	—	1	3	—	—	—	4	—	—
South America	220	13	2	3	13	—	45	296	257	1,158

Boddington	163	3	2	—	—	3	9	180	183	998
Tanami	74	1	2	—	2	—	32	111	146	757
Other Australia	—	—	—	2	—	—	2	4	—	—
Australia	237	4	4	2	2	3	43	295	329	904

Ahafo	129	2	1	—	—	—	24	156	149	1,038
Akyem	62	9	2	—	—	—	15	88	92	950
Other Africa	—	—	1	2	1	—	—	4	—	—
Africa	191	11	4	2	1	—	39	248	241	1,020

Nevada Gold Mines	286	1	3	3	—	—	44	337	381	887
Nevada	286	1	3	3	—	—	44	337	381	887

Corporate and Other	—	—	24	47	1	—	8	80	—	—
Total Gold	$1,297	$35	$43	$59	$22	$10	$243	$1,709	1,620	$1,056

Gold equivalent ounces - other metals (11)
Peñasquito	$202	$2	$1	$1	$3	$31	$32	$272	281	$956
Other North American	—	—	—	—	(1)	—	—	(1)	—	—
North America	202	2	1	1	2	31	32	271	281	955

Boddington	41	1	—	—	—	2	1	45	47	993
Other Australia	—	—	—	—	—	—	—	—	—	—
Australia	41	1	—	—	—	2	1	45	47	1,009

Corporate and Other	—	—	4	9	—	—	1	14	—	—
Total Gold Equivalent Ounces	$243	$3	$5	$10	$2	$33	$34	$330	328	$1,007

Consolidated	$1,540	$38	$48	$69	$24	$43	$277	$2,039
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35 and excludes co-product revenues of $475.
(3)	Includes stockpile and leach pad inventory adjustments of $7 at CC&V and $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $19 and $19, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $13 and $1,594, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $1 at Porcupine, $3 at Peñasquito, $2 at Other North America, $4 at Yanacocha, $3 at Merian, $7 at Cerro Negro, $10 at Other South America, $4 at Tanami, $6 at Other Australia, $7 at Ahafo, $2 at Akyem, $5 at NGM and $3 at Corporate and Other, totaling $60 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $4 for North America, $12 for South America, $2 for Australia, and $1 for Africa, totaling $19.

(7)	Other expense, net is adjusted for impairment of long-lived and other assets of $7, distributions from the Newmont Global Community Support Fund of $2 and restructuring and severance costs of $1.
(8)

Includes sustaining capital expenditures of $86 for North America, $45 for South America, $40 for Australia, $38 for Africa, $43 for Nevada, and $9 for Corporate and Other, totaling $261 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $180. Refer to Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $16.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Year Ended December 31, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General an Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$241	$16	$10	$—	$3	$—	$45	$315	185	$1,697
Musselwhite	195	5	8	—	1	—	53	262	172	1,531
Porcupine	281	6	11	—	—	—	52	350	280	1,248
Éléonore	266	9	5	—	3	—	63	346	217	1,599
Peñasquito (10)	442	10	4	1	3	23	72	555	573	968
Other North America	—	—	1	6	1	—	—	8	—	—
North America	1,425	46	39	7	11	23	285	1,836	1,427	1,287

Yanacocha	313	19	2	1	11	—	23	369	250	1,477
Merian	369	6	11	—	2	—	57	445	403	1,105
Cerro Negro	283	5	1	2	10	—	54	355	281	1,262
Other South America	—	—	—	9	—	—	—	9	—	—
South America	965	30	14	12	23	—	134	1,178	934	1,262

Boddington	652	17	5	—	2	16	56	748	813	921
Tanami	328	2	7	—	6	—	124	467	486	960
Other Australia	—	—	2	8	—	—	9	19	—	—
Australia	980	19	14	8	8	16	189	1,234	1,299	950

Ahafo	566	11	5	—	2	—	90	674	572	1,178
Akyem	334	35	2	—	1	—	32	404	415	972
Other Africa	—	—	3	9	1	—	3	16	—	—
Africa	900	46	10	9	4	—	125	1,094	987	1,108

NGM	1,153	9	15	10	—	4	230	1,421	1,165	1,220
Nevada	1,153	9	15	10	—	4	230	1,421	1,165	1,220

Corporate and Other	—	—	70	192	1	—	12	275	—	—
Total Gold	$5,423	$150	$162	$238	$47	$43	$975	$7,038	5,812	$1,211

Gold equivalent ounces - other metals (12)
Peñasquito (10)	$864	$19	$10	$1	$5	$130	$132	$1,161	1,044	$1,112
Other North America	—	—	—	2	—	—	—	2	—	—
North America	864	19	10	3	5	130	132	1,163	1,044	1,115

Boddington	181	2	2	—	—	10	12	207	231	894
Other Australia	—	—	—	2	—	—	1	3	—	—
Australia	181	2	2	2	—	10	13	210	231	909

Corporate and Other	—	—	11	33	1	—	3	48	—	—
Total Gold Equivalent Ounces	$1,045	$21	$23	$38	$6	$140	$148	$1,421	1,275	$1,114

Consolidated	$6,468	$171	$185	$276	$53	$183	$1,123	$8,459
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $117 and excludes co-product revenues of $1,499.
(3)	Includes stockpile and leach pad inventory adjustments of $37 at CC&V, $37 at Yanacocha, $3 at Merian, $9 at Ahafo, $19 at Akyem, and $51 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $65 and $106, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $114 and $742, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine, $5 at Peñasquito, $3 at Other North America, $20 at Yanacocha, $10 at Merian, $24 at Cerro Negro, $40 at Other South America, $21 at Tanami, $16 at Other Australia, $21 at Ahafo, $12 at Akyem, $17 at NGM and $82 at Corporate and Other, totaling $275 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $11 for North America, $16 for South America and $8 for Australia, totaling $35.

(7)	Other expense, net is adjusted for settlement costs of $22, restructuring and severance costs of $4 and distributions from the Newmont Global Community Support Fund of $3.
(8)

Includes sustaining capital expenditures of $369 for North America, $133 for South America, $189 for Australia, $121 for Africa, $230 for Nevada, and $17 for Corporate and Other, totaling $1,059 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $1,072. Refer to Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for discussion of major development projects.

(9)	Includes finance lease payments for sustaining projects of $64 and excludes finance lease payments for development projects of $36.
(10)

Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement associated with 2021 site performance. For further information, refer to Note 3 of the Consolidated Financial Statements.

(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Year Ended December 31, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$238	$7	$9	$—	$—	$—	$41	$295	220	$1,338
Musselwhite	157	2	7	—	1	—	39	206	154	1,335
Porcupine	269	5	13	—	—	—	43	330	287	1,152
Éléonore	237	3	2	—	5	—	63	310	247	1,256
Peñasquito	395	6	1	—	7	31	65	505	720	702
Other North America	—	—	—	5	3	—	—	8	—	—
North America	1,296	23	32	5	16	31	251	1,654	1,628	1,016

Yanacocha	232	66	6	—	30	1	20	355	263	1,355
Merian	326	5	5	—	5	—	47	388	434	895
Cerro Negro	243	6	—	—	23	—	60	332	267	1,247
Other South America	—	—	1	10	2	—	—	13	—	—
South America	801	77	12	10	60	1	127	1,088	964	1,130

Boddington	607	11	7	—	—	13	102	740	685	1,083
Tanami	278	2	5	—	17	—	116	418	488	855
Other Australia	—	—	—	9	1	—	6	16	—	—
Australia	885	13	12	9	18	13	224	1,174	1,173	1,002

Ahafo	425	8	5	—	5	—	79	522	480	1,084
Akyem	261	30	4	—	1	—	49	345	378	913
Other Africa	—	—	2	8	1	—	—	11	—	—
Africa	686	38	11	8	7	—	128	878	858	1,022

Nevada Gold Mines	960	8	13	10	3	2	172	1,168	1,274	918
Nevada	960	8	13	10	3	2	172	1,168	1,274	918

Corporate and Other	—	—	94	181	1	—	22	298	—	—
Total Gold	$4,628	$159	$174	$223	$105	$47	$924	$6,260	5,897	$1,062

Gold equivalent ounces - other metals (12)
Peñasquito	$664	$9	$2	$1	$11	$115	$106	$908	1,100	$824
Other North America	—	—	—	2	—	—	—	2	—	—
North America	664	9	2	3	11	115	106	910	1,100	826

Boddington	143	2	1	—	—	7	19	172	158	1,098
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	143	2	1	1	—	7	20	174	158	1,112

Corporate and Other	—	—	14	32	—	—	3	49	—	—
Total Gold Equivalent Ounces	$807	$11	$17	$36	$11	$122	$129	$1,133	1,258	$900

Consolidated	$5,435	$170	$191	$259	$116	$169	$1,053	$7,393
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $194 and excludes co-product revenues of $1,679.
(3)	Includes stockpile and leach pad inventory adjustments of $16 at CC&V, $18 at Yanacocha and $11 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $79 and $91, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $1,715, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $9 at CC&V, $4 at Porcupine, $3 at Éléonore, $5 at Peñasquito, $5 at Other North America, $12 at Yanacocha, $6 at Merian, $9 at Cerro Negro, $34 at Other South America, $19 at Tanami, $16 at Other Australia, $17 at Ahafo, $6 at Akyem, $17 at NGM and $10 at Corporate and Other, totaling $172 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes $8 at Tanami of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2021 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $23 for North America, $46 for South America, $8 for Australia and $5 for Africa, totaling $82.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $25, settlement costs of $11, restructuring and severance costs of $11 and incremental costs of responding to the COVID-19 pandemic of $5.

(9)

Includes sustaining capital expenditures of $309 for North America, $127 for South America, $228 for Australia, $125 for Africa, $171 for Nevada, and $25 for Corporate and Other, totaling $985 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $668. Refer to Liquidity and Capital Resources within Part II, Item 7, Management's Discussion and Analysis for discussion of major development projects.

(10)	Includes finance lease payments for sustaining projects of $68 and excludes finance lease payments for development projects of $41.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

A reconciliation of the 2023 Gold AISC outlook to the 2023 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2023 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$5,500
Reclamation Costs (5)	190
Advanced Projects and Exploration (6)	170
General and Administrative (7)	235
Other Expense	15
Treatment and Refining Costs	50
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$7,200
Ounces (000) Sold (9)	6,000
All-in Sustaining Costs per Ounce	$1,200
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2023 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock-based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Net income (loss) attributable to Newmont stockholders	$(1,477)	$213	$387	$448
Net income (loss) attributable to noncontrolling interests	19	7	13	21
Net loss (income) from discontinued operations	(11)	5	(8)	(16)
Equity loss (income) of affiliates	(26)	(25)	(17)	(39)
Income and mining tax expense (benefit)	112	96	33	214
Depreciation and amortization	571	508	559	547
Interest expense, net	53	55	57	62
EBITDA	(759)	859	1,024	1,237
EBITDA Adjustments:
Impairment of long-lived and other assets	1,317	1	2	—
Reclamation and remediation charges	700	—	—	13
(Gain) loss on asset and investment sales	(61)	(9)	—	35
Change in fair value of investments	(45)	(5)	135	(39)
Pension settlements	7	—	—	130
Settlement costs	2	2	5	13
COVID-19 specific costs	2	—	1	—
Restructuring and severance	1	2	—	1
Other	(3)	—	(18)	—
Adjusted EBITDA	1,161	850	1,149	1,390
12 month trailing Adjusted EBITDA	$4,550

Total Debt	$5,571
Lease and other financing obligations	561
Less: Cash and cash equivalents	(2,877)
Less: Time deposits	(829)
Total net debt	$2,426

Net debt to adjusted EBITDA	0.5

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,830	$2,915	$10,416	$10,543
Consolidated copper sales, net	93	91	316	295
Consolidated silver sales, net	148	165	549	651
Consolidated lead sales, net	35	43	133	172
Consolidated zinc sales, net	94	176	501	561
Total sales	$3,200	$3,390	$11,915	$12,222
	Three Months Ended December 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,819	$83	$131	$39	$105
Provisional pricing mark-to-market	20	12	7	4	9
Silver streaming amortization	—	—	17	—	—
Gross after provisional pricing and streaming impact	2,839	95	155	43	114
Treatment and refining charges	(9)	(2)	(7)	(8)	(20)
Net	$2,830	$93	$148	$35	$94
Consolidated ounces (thousands)/ pounds (millions) sold	1,610	22	7,220	40	83
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,751	$3.70	$17.97	$0.97	$1.25
Provisional pricing mark-to-market	12	0.54	1.00	0.11	0.11
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,763	4.24	21.42	1.08	1.36
Treatment and refining charges	(5)	(0.12)	(1.00)	(0.21)	(0.24)
Net	$1,758	$4.12	$20.42	$0.87	$1.12
	Year Ended December 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,461	$337	$533	$145	$583
Provisional pricing mark-to-market	(2)	(11)	(11)	(1)	(9)
Silver streaming amortization	—	—	73	—	—
Gross after provisional pricing and streaming impact	10,459	326	595	144	574
Treatment and refining charges	(43)	(10)	(46)	(11)	(73)
Net	$10,416	$316	$549	$133	$501
Consolidated ounces (thousands)/ pounds (millions) sold	5,812	85	29,743	147	373
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,800	$3.94	$17.90	$0.98	$1.56
Provisional pricing mark-to-market	—	(0.13)	(0.35)	—	(0.02)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,800	3.81	20.00	0.98	1.54
Treatment and refining charges	(8)	(0.12)	(1.55)	(0.07)	(0.20)
Net	$1,792	$3.69	$18.45	$0.91	$1.34

	Three Months Ended December 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,906	$88	$151	$43	$174
Provisional pricing mark-to-market	19	5	8	2	16
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,925	93	180	45	190
Treatment and refining charges	(10)	(2)	(15)	(2)	(14)
Net	$2,915	$91	$165	$43	$176
Consolidated ounces (thousands)/ pounds (millions) sold	1,620	20	8,299	39	114
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.35	$18.24	$1.07	$1.53
Provisional pricing mark-to-market	11	0.30	0.92	0.06	0.14
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,805	4.65	21.60	1.13	1.67
Treatment and refining charges	(7)	(0.11)	(1.78)	(0.02)	(0.13)
Net	$1,798	$4.54	$19.82	$1.11	$1.54
	Year Ended December 31, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,581	$292	$641	$173	$593
Provisional pricing mark-to-market	9	10	(12)	4	21
Silver streaming amortization	—	—	79	—	—
Gross after provisional pricing and streaming impact	10,590	302	708	177	614
Treatment and refining charges	(47)	(7)	(57)	(5)	(53)
Net	$10,543	$295	$651	$172	$561
Consolidated ounces (thousands)/ pounds (millions) sold	5,897	69	32,237	173	433
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.24	$19.92	$1.00	$1.37
Provisional pricing mark-to-market	2	0.15	(0.40)	0.02	0.05
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,796	4.39	21.96	1.02	1.42
Treatment and refining charges	(8)	(0.10)	(1.77)	(0.02)	(0.12)
Net	$1,788	$4.29	$20.19	$1.00	$1.30
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,830	$2,915	$10,416	$10,543
Consolidated other metal sales, net	370	475	1,499	1,679
Sales	$3,200	$3,390	$11,915	$12,222

Costs applicable to sales	$1,780	$1,540	$6,468	$5,435
Less: Consolidated other metal sales, net	(370)	(475)	(1,499)	(1,679)
By-Product costs applicable to sales	$1,410	$1,065	$4,969	$3,756
Gold sold (thousand ounces)	1,610	1,620	5,812	5,897
Total Gold CAS per ounce (by-product) (1)	$876	$657	$855	$637

Total AISC	$2,320	$2,039	$8,459	$7,393
Less: Consolidated other metal sales, net	(370)	(475)	(1,499)	(1,679)
By-Product AISC	$1,950	$1,564	$6,960	$5,714
Gold sold (thousand ounces)	1,610	1,620	5,812	5,897
Total Gold AISC per ounce (by-product) (1)	$1,211	$965	$1,198	$969
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, February 23, 2023 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	844.200.6205
Intl Dial-In Number	929.526.1599
Dial-In Access Code	885411
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	44.204.525.0658
Replay Access Code	661698

Webcast Details

Title: Newmont Fourth Quarter Results and 2023 Guidance Conference Call
URL: https://events.q4inc.com/attendee/718711521

The fourth quarter 2022 results and 2023 guidance will be available before the market opens on Thursday, February 23, 2023 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook and Dividends:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion commercial production, and other timelines; (v) expectations regarding future investments or divestitures; (vi) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends, the dividend framework and expected payout levels; (vii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; and (viii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, Russia’s invasion of Ukraine has resulted in uncertainties in the market which could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that the dividend framework is non-binding and the 2023 dividend payout range does not represent a legal commitment.

Future dividends beyond the dividend payable on March 23, 2023 to holders of record at the close of business on March 9, 2023 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. No guarantees can be made that the Company will be able to maintain the same dividend level in the future.

For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

The reserves stated herein were prepared in compliance with Subpart 1300 of Regulation S-K adopted by the SEC and represent the amount of gold, copper, silver, lead, zinc and molybdenum estimated, at December 31, 2022, could be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in at a minimum, a pre-feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont (or our joint venture partners) must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Newmont’s (or our joint venture partner’s) current mine plans. Reserves in this presentation are aggregated from the proven and probable classes. The term “Proven reserves” used in the tables of the appendix means reserves for which (a) quantity is estimated from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are estimated from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “Probable reserves” means reserves for which quantity and grade are estimated from information similar to that used for Proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation. Newmont classifies all reserves as Probable on its development projects until a year of production has confirmed all assumptions made in the reserve estimates. Proven and Probable reserves include gold, copper, silver, zinc, lead or molybdenum attributable to Newmont’s ownership or economic interest. Proven and Probable reserves were calculated using cut-off grades. The term “cutoff grade” means the lowest grade of mineralized material considered economic to process. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, by-products, amenability of the ore to gold, copper, silver, zinc, lead or molybdenum extraction and type of milling or leaching facilities available.

Estimates of Proven and Probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on the prices of gold, silver, copper, zinc, lead and molybdenum and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. If our reserve estimations are required to be revised using significantly lower gold, silver, zinc, copper, lead and molybdenum prices as a result of a decrease in commodity prices, increases in operating costs, reductions in metallurgical recovery or other modifying factors, this could result in material write-downs of our investment in mining properties, goodwill and increased amortization, reclamation and closure charges. Producers use pre-feasibility and feasibility studies for undeveloped ore bodies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating and capital cost and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phases of exploration until commencement of production, during which time, the economic feasibility of production may change.

Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part of all of the Inferred resource exists or is economically or legally mineable. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. In addition, if the price of gold, silver, copper, zinc, lead or molybdenum declines from recent levels, if production costs increase, grades decline, recovery rates decrease or if applicable laws and regulations are adversely changed, the indicated level of recovery may not be realized or mineral reserves or resources might not be mined or processed profitably. If we determine that certain of our mineral reserves or resources have become uneconomic, this may ultimately lead to a reduction in our aggregate reported mineral reserves and resources. Consequently, if our actual mineral reserves and resources are less than current estimates, our business, prospects, results of operations and financial position may be materially impaired. For additional information see the “Proven and Probable Reserve" and "Measured and Indicated and Inferred Resource" tables, in the Company’s Form 10-K, filed on February 23, 2023, with the SEC.

Contacts

Media Contact
Carolina Lucaroni
786.643.9230
carolina.lucaroni@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com